Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-91238, File No. 33-94878, File No. 33-99730, File No. 333-105226, File No. 333-105227 and File No. 333-105232) and Form S-3 (File No. 333-120549) of U.S. Xpress Enterprises, Inc. and subsidiaries of our reports dated March 10, 2006, with respect to the consolidated financial statements of U.S. Xpress Enterprises, Inc. and subsidiaries, U.S. Xpress Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of U.S. Xpress Enterprises, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Our audit also included financial statement Schedule II of U.S. Xpress Enterprises, Inc. and subsidiaries listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

March 10, 2006